UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HOSTESS BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOSTESS BRANDS, INC.

7905 Quivira Road

Lenexa, Kansas 66215

NOTICE OF CONSENT SOLICITATION

FOR WARRANT HOLDERS

To the Registered Holders of Public Warrants of Hostess Brands, Inc.:

Attached hereto is a Consent Solicitation Statement which solicits the consent of the Registered Holders (as defined in the Consent Solicitation Statement) of Public Warrants (as defined in the Consent Solicitation Statement) of Hostess Brands, Inc., a Delaware corporation, formerly known as Gores Holdings, Inc. (the “Company”), to amend the Warrant Agreement, dated as of August 13, 2015, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (such warrant agent, the “Warrant Agent” and such agreement, the “Warrant Agreement”).

The proposed amendments to the Warrant Agreement (the “Warrant Amendments”) provide, among other things, that, upon exercise, the Warrant Price (as defined in the Consent Solicitation Statement) shall be payable through a cashless exercise whereby the exercising holder surrenders the Warrants (as defined in the Consent Solicitation Statement) for that number of shares of Class A common stock, par value $0.0001 per share (“Common Stock”), equal to the quotient obtained by dividing (x) the product of (A) the number of shares of Common Stock underlying the Warrants, multiplied by (B+C-D), where (B) is the Valuation Price (as defined in the attached Consent Solicitation Statement), (C) is $0.25 and (D) is the Warrant Price by (y) the Valuation Price. The Warrant Amendments require the approval of Registered Holders (as defined in the Consent Solicitation Statement) of at least 65% of the outstanding Public Warrants and are described in detail in the Consent Solicitation Statement.

The Board of Directors of the Company (1) has determined that the proposed Warrant Amendments are in the best interests of the Company and its Registered Holders of Public Warrants, (2) has unanimously approved the proposed Warrant Amendments and (3) recommends that the Registered Holders of the Public Warrants consent to the proposed Warrant Amendments. Accordingly, the Board of Directors requests that you sign, date and return the consent included as Annex A to the Consent Solicitation Statement in the enclosed envelope by July 23, 2021. The date of this Consent Solicitation Statement is July 7, 2021, and it is being mailed on or about July 9, 2021, to all Registered Holders of the Public Warrants as of the close of business on July 6, 2021.

By Order of the Board of Directors,

Andrew P. Callahan
President and Chief Executive Officer

Lenexa, Kansas

July 7, 2021

HOSTESS BRANDS, INC.

7905 Quivira Road

Lenexa, Kansas 66215

CONSENT SOLICITATION STATEMENT

FOR THE WARRANT HOLDERS OF

HOSTESS BRANDS, INC.

July 7, 2021

Hostess Brands, Inc., a Delaware corporation, formerly known as Gores Holdings, Inc. (the “Company,” ““we,” “our” or “us”), is soliciting consents (the “Consent Solicitation”) from the Registered Holders (as defined below) of the Company’s public warrants that were issued in connection with its initial public offering pursuant to a prospectus dated August 13, 2015 (the “Public Warrants”), to amend the Warrant Agreement, dated as of August 13, 2015, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (such warrant agent, the “Warrant Agent” and such agreement, the “Warrant Agreement”) that governs all of the Public Warrants and the warrants issued by us in a private placement (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”) that occurred contemporaneously with our initial public offering. Each Warrant is exercisable for one-half share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) at an exercise price of $5.75 per half share. The Warrants must be exercised for whole shares of Common Stock. For purposes hereof, “Warrant Price” means $11.50 or the exercise price of two Warrants for one share of Common Stock.

The proposed amendments to the Warrant Agreement (the “Warrant Amendments”) provide, among other things, that, upon exercise of any Warrant, the Warrant Price shall be payable through a cashless exercise whereby the exercising holder surrenders the Warrants for that number of shares of Common Stock, equal to the quotient obtained by dividing (x) the product of (A) the number of shares of Common Stock underlying the Warrants, multiplied by (B+C-D), where (B) is the Valuation Price (as defined in “Selected Definitions” below), (C) is $0.25 and (D) is the Warrant Price by (y) the Valuation Price (such formula for determining the number of shares of Common Stock, the “Formula”). Under the Warrant Amendments, the Formula will be used to determine the number of shares of Common Stock issuable in all circumstances involving a cashless exercise, including following the Company’s delivery of a notice of redemption of the Public Warrants (a “Redemption”) unless the holder of such Public Warrants elects to exercise such Public Warrants for cash, or during a period when the Company has failed to maintain an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants (a “Registration Suspension”). The holders of Warrants will only be permitted to pay the Warrant Price in cash, if they so elect in lieu of a cashless exercise, in connection with a Redemption.

The Warrant Amendments require the approval of Registered Holders (as defined below) of at least 65% of the outstanding Public Warrants and are described in detail in this Consent Solicitation Statement.

“Registered Holders” shall mean the record holders of the Public Warrants and the Private Placement Warrants on the record books of Continental Stock Transfer & Trust Company, the warrant agent, as applicable.

The date of this Consent Solicitation Statement is July 7, 2021, and it is being mailed on or about July 9, 2021, to all Registered Holders of the Public Warrants as of the close of business on July 6, 2021 (the “Record Date”). Pursuant to Item 13(b) of Schedule 14A, the Company is enclosing a copy of its Annual Report to Stockholders for the fiscal year ended December 31, 2020 (the “Annual Report”), previously mailed to its stockholders beginning on May 19, 2021 in order to provide the information required by Item 13(a) of Schedule 14A. Such Annual Report is hereby incorporated by reference into this Consent Solicitation Statement. Certain sections of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 containing information for such period required by Item 13(a) of Schedule 14A are attached hereto as Annex B and constitute a portion of this Consent Solicitation Statement.

A copy of the consent to be executed by the Registered Holders of the Public Warrants is annexed to this Consent Solicitation Statement as Annex A. The form of the Warrant Amendments to the Warrant Agreement is included as Exhibit A to this Consent Solicitation Statement.

Our Board of Directors, by action taken on June 21, 2021, approved the Warrant Amendments and has directed that such matters be submitted to our Registered Holders of Public Warrants for approval. Only Registered Holders of the Public Warrants of record as of the Record Date will be entitled to submit a consent. As of the Record Date, there were 52,176,000 Public Warrants outstanding. Consents signed by the Registered Holders of at least 65% of the outstanding Public Warrants are required in order to approve the Warrant Amendments.

You may revoke your written consent at any time prior to the time that we have received a sufficient number of consents to approve the Warrant Amendments. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to us at Hostess Brands, Inc., 7905 Quivira Road, Lenexa, Kansas 66215, Attn: Secretary.

We will pay the costs of soliciting these consents. We have engaged BofA Securities, Inc. to assist with the determination of the terms of the Warrant Amendments and communications with holders of Public Warrants for a customary fee. In addition to soliciting consents by mail, our officers, directors and other regular employees, without additional compensation, may solicit consents personally, by facsimile, by e-mail or by other appropriate means. Banks, brokers, fiduciaries and other custodians and nominees who forward written consent soliciting materials to their principals will be reimbursed for their customary and reasonable out-of-pocket expenses.

Our executive offices are located at 7905 Quivira Road, Lenexa, Kansas 66215.

SELECTED DEFINITIONS

“Trading Day” means any day on which the Nasdaq Capital Market is open for trading.

“Valuation Period” for a Warrant shall be the period of 20 consecutive Trading Days beginning on and including the earlier of (i) the first Trading Day following the date on which notice of exercise of the Warrant is received by the Warrant Agent, and (ii) the date that is 21 scheduled Trading Days prior to the Expiration Date.

“Valuation Price” shall equal the arithmetic average of the VWAP Prices on each day of the respective Valuation Period.

“VWAP Price” on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “TWNK <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the Nasdaq Capital Market until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per ordinary share on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. These forward-looking statements relate to expectations for our future capital structure following the Warrant Amendments and the likelihood of approval of the Warrant Amendments. Statements that constitute forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing our future operating performance and statements addressing events and developments that we expect or anticipate will occur are also considered forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. Readers of this Consent Solicitation Statement are cautioned not to place undue reliance on any such forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in the section of this Consent Solicitation Statement captioned “Risk Factors”. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

SUMMARY TERM SHEET

This summary term sheet, together with the section entitled “Frequently Asked Questions” summarizes certain information contained in this Consent Solicitation Statement, but does not contain all of the information that may be important to you. You should read carefully this entire Consent Solicitation Statement and the attached annex and exhibit, for a more complete understanding of the Warrant Amendments.

•

As of the Record Date, there were outstanding 52,176,000 Public Warrants to purchase Class A common stock and 541,658 Private Placement Warrants. Each Warrant entitles its holder to purchase one half of one share of Common Stock at an exercise price of $5.75 per one half share ($11.50 per whole share).

•

If the Warrant Amendments proposed herein are approved, upon the exercise of a Warrant, the Warrant Price ($11.50) will be payable through a cashless exercise, with a premium of $0.25 added to the Valuation Price of the Warrants for purposes of calculating the number of shares issuable upon exercise thereof, as set forth in the Formula below:

X/B, where:

X = A multiplied by (B plus C minus D)

A = the number of shares of Common Stock underlying the Warrants

B = the Valuation Price

C = $0.25

D = the Warrant Price

•	The Warrant Amendments require the approval of Registered Holders of at least 65% of the outstanding Public Warrants.

QUESTIONS AND ANSWERS ABOUT THE WARRANT AMENDMENTS

The following questions and answers are intended to respond to frequently asked questions concerning the Warrant Amendments. These questions do not, and are not intended to, address all the questions that may be important to you. You should carefully read this entire Consent Solicitation Statement, as well as its exhibit and annex.

Q:	Who is entitled to consent to the Warrant Amendments described in this Consent Solicitation Statement?

A:

All holders of record of our Public Warrants as of the close of business on July 6, 2021. As of the Record Date, there were 52,176,000 Public Warrants outstanding, along with 541,658 Private Placement Warrants. If your Public Warrants are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the Public Warrants held in “street name,” and these consent solicitation materials are being forwarded to you by your broker, bank or nominee who is considered the holder of record with respect to those Public Warrants. As the beneficial owner, you have the right to direct your broker, bank or nominee to consent or to withhold consent to the proposals set forth herein. Your broker, bank or nominee has enclosed an instruction card for you to use in directing the broker, bank or nominee regarding whether to consent or to withhold consent to the proposals set forth herein.

Q:	What is the recommendation of our board of directors as to the Warrant Amendments described in this Consent Solicitation Statement?

A:	Our board of directors recommends that Registered Holders of the Public Warrants CONSENT TO the Warrant Amendments set forth in this Consent Solicitation Statement.

Q:	What is the required vote to approve the Warrant Amendments?

A.	The Warrant Amendments require the approval of Registered Holders of at least 65% of the outstanding Public Warrants.

Q:	What do I need to do now to register my consent?

A:

After carefully reading and considering the information contained in this Consent Solicitation Statement, you may consent to the Warrant Amendments set forth herein by signing and dating the enclosed written consent and returning it in the enclosed envelope as soon as possible.

Q:	What if I do not return the written consent?

A:

Because the Warrant Amendments require the written consents of the Registered Holders of at least 65% of the outstanding Public Warrants, your failure to respond will have the same effect as a withheld consent.

Q:	Can I vote against the Proposal?

A:	Yes, simply not delivering an executed written consent in favor of the Warrant Amendments will be considered a vote against the Warrant Amendments.

Q:	Can I revoke my consent after I have delivered it?

A:	You may revoke your written consent at any time prior to the time that we receive a sufficient number of written consents to approve the Warrant Amendments set forth herein. A revocation may be in any written form validly signed and dated by you, as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to us at Hostess Brands, Inc., 7905 Quivira Road, Lenexa, Kansas 66215, Attn: Secretary.

Q:	By when must we receive a sufficient number of consents?

A:	We are requesting that you send us your written consent by July 23, 2021. Our board of directors may extend the deadline to receive written consents in its sole discretion.

Q:	What is the reason for the Warrant Amendments?

A:

The Warrant Amendments will provide that the Warrant Price shall be payable through a cashless exercise. As a result, the Company will issue a lower number of shares upon exercise of Warrants, but will not receive any cash proceeds from such exercises. The reduction in the number of shares issued will reduce the dilution to the Company’s existing holders of Common Stock from such exercises, but will also not increase the Company’s cash balance. The payment of the Warrant Price through a cashless exercise may also encourage holders of Warrants who lack access to sufficient cash to pay the Warrant Price for the exercise thereof to exercise such Warrants.

If the Warrant Amendments are not approved, the Company intends to use the cash proceeds from the exercise of Warrants to purchase shares of Common Stock.

Q:	When will the Warrant Amendments take effect?

A:	The Warrant Amendments will take effect as soon as practicable after receiving the required consents from the requisite Registered Holders of the Public Warrants.

Q:	Who will pay the costs of the Warrant Amendments?

A:

We will pay all of the costs of the Warrant Amendments, including distributing this Consent Solicitation Statement. We have engaged BofA Securities, Inc. to assist with the determination of the terms of the Warrant Amendments and communications with holders of Public Warrants for a customary fee. We may also pay brokerage firms and other custodians for their reasonable expenses for forwarding information materials to the beneficial owners of the Public Warrants.

RISK FACTORS

You should carefully consider the risk factors described below, together with the other information contained in this Consent Solicitation Statement and the Risk Factors set forth in the Company’s Annual Report on Form 10-K/A and subsequent filings with the Securities and Exchange Commission (the “SEC”), in evaluating the Warrant Amendments. This Consent Solicitation Statement also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements contained in this Consent Solicitation Statement as a result of specific factors, including the risks described below. Additional risks that are as of yet unknown, or that are currently considered immaterial, could also materially adversely affect the Company’s financial condition, results of operations and prospects.

The Warrant Amendments, if approved, will require the payment of the Warrant Price through a net settlement, reducing the shares of Common Stock issuable upon exercise of Warrants and the potential upside of ownership of such shares.

If we complete the Consent Solicitation and obtain the requisite approval of the Warrant Amendments by Registered Holders of the Public Warrants, the Warrant Price shall be payable through a cashless exercise resulting in delivery of a reduced number of shares in a net settlement. As a result, a holder of Warrants will receive a lower number of shares upon exercise. If the trading price of the Common Stock increases after the exercise of Warrants, a holder who exercised Warrants on a cashless basis may receive less value than if the Warrant Price had been paid in cash and the holder received a greater number of shares.

The cashless exercise of Warrants will result in less cash proceeds to the Company.

In connection with a cashless exercise of the Warrants, the holder of the Warrants will not pay the Warrant Price in cash. As a result, the Company will not receive any cash proceeds from the exercise of such Warrants. The payment of the Warrant Price through a net settlement would result in less cash on the Company’s balance sheet than if such Warrants were exercised for cash.

Although the cashless exercise of Warrants will result in the issuance of fewer shares than issuable if the Warrants were exercised for cash, the formula for determining the number of shares issuable through a net settlement provides for a premium, which will result in the issuance of additional shares and dilution to our existing stockholders.

In order to incentivize holders of Public Warrants to consent to the Warrant Amendments, with respect to any Warrants exercised on a cashless basis, the holder shall receive that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of (A) the number of shares of Common Stock underlying the Warrants, multiplied by (B+C-D), where (B) is the Valuation Price, (C) is $0.25 and (D) is the Warrant Price by (y) the Valuation Price. As a result, although the number of shares issuable upon cashless exercise of the Warrants will be lower than the number of shares issuable if the Warrants were exercised for cash, the number of shares issuable in a net settlement will reflect such premium and result in the issuance of a greater number of shares than would be issuable in the absence of such premium. The issuance of such additional shares will result in dilution to existing holders of shares of our Common Stock.

THE WARRANT AMENDMENTS

Before signing and dating the enclosed written consent attached hereto as Annex A and returning it in the enclosed envelope, you should read carefully this entire Consent Solicitation Statement, including such Annex and the Form of Warrant Amendment attached hereto as Exhibit A.

Parties to the Warrant Amendments

Hostess Brands, Inc.

Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, selling and distributing snack products in North America.

The Company’s securities are traded on the Nasdaq Capital Market under the ticker symbols “TWNK” and “TWNKW”.

The mailing address of the Company’s principal executive office is 7905 Quivira Road, Lenexa, Kansas 66215.

Continental Stock Transfer & Trust Company as Warrant Agent for those Registered Holders of the Company’s Public Warrants and Private Placement Warrants

Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent for those Registered Holders of the 52,176,000 outstanding Public Warrants, determined as of the close of business on July 6, 2021, as well as the 541,658 outstanding Private Placement Warrants.

The Warrant Amendments Proposal

The Warrant Amendments provide, among other things, that, upon exercise, the Warrant Price shall be payable through a cashless exercise whereby the exercising holder surrenders the Warrants for that number of shares of Common Stock, equal to the quotient obtained by dividing (x) the product of (A) the number of shares of Common Stock underlying the Warrants, multiplied by (B+C-D), where (B) is the Valuation Price, (C) is $0.25 and (D) is the Warrant Price by (y) the Valuation Price. Under the Warrant Amendments, the Formula will be used to determine the number of shares of Common Stock issuable in all circumstances involving a cashless exercise, including in connection with a Redemption unless the holder of such Public Warrants elects to exercise such Public Warrants for cash, or during a Registration Suspension. The holders of Warrants will only be permitted to pay the Warrant Price in cash, if they so elect in lieu of a cashless exercise, in connection with a Redemption.

Voting Power; Record Date

The Warrant Amendments require the approval by Registered Holders of at least 65% of the outstanding Public Warrants. Registered Holders of the Public Warrants as of the close of business on July 6, 2021, are entitled to consent to the Warrant Amendments pursuant to this Consent Solicitation.

A copy of the consent to be executed by the Registered Holders of the Public Warrants is annexed to this Consent Solicitation Statement as Annex A. The form of the Warrant Amendments to the Warrant Agreement are included as Exhibit A to this Consent Solicitation Statement.

Reason for Approval of the Warrant Amendments

The Warrant Amendments will provide that the Warrant Price shall be payable through a cashless exercise resulting in delivery of a reduced number of shares in a net settlement. As a result, the Company will issue a lower number of shares upon exercise of Warrants, but will not receive any cash proceeds from such exercises. The reduction in the number of shares issued will reduce the dilution to the Company’s existing holders of Common Stock from such exercises, but will also not result in any increase in the Company’s cash balance. The payment of the Warrant Price through a cashless exercise may also encourage holders of Warrants who lack access to sufficient cash to pay the Warrant Price for the exercise thereof to exercise such Warrants.

If the Warrant Amendments are not approved, the Company intends to use the cash proceeds from the exercise of Warrants to purchase shares of Common Stock.

Effect of the Warrant Amendments

If we complete the Consent Solicitation and obtain the requisite approval of the Warrant Amendments by Registered Holders of the Public Warrants, the Warrant Price shall be payable through a cashless exercise resulting in delivery of a reduced number of shares in a net settlement. As a result, a holder of Warrants will receive a lower number of shares upon exercise. If the trading price of the Common Stock increases after the exercise of Warrants, a holder who exercised Warrants on a cashless basis may receive less value than if the Warrant Price had been paid in cash and the holder received a greater number of shares.

If the Warrant Price is paid on a cashless basis, the holder of the Warrants will not pay the Warrant Price in cash. As a result, the Company would not receive any cash proceeds from the exercise of such Warrants. The settlement of Warrants on a cashless basis would result in less cash on the Company’s balance sheet than if such Warrants were exercised for cash.

Recommendation to Registered Holders of our Public Warrants

The board of directors of the Company believes that the Warrant Amendments are in the best interests of the Company and Registered Holders of the Public Warrants and recommends that its Registered Holders of Public Warrants “CONSENT TO” the Warrant Amendments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED

STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our Common Stock as of June 24, 2021, by the following:

•	each of our directors and named executive officers who were serving with the Company as of such date;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of June 24, 2021. Shares of Common Stock issuable upon exercise of options or Warrants currently exercisable or exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of class and percentage of total voting power of the beneficial owner thereof. Accordingly, the percentage of class and percentage of total voting power of some beneficial owners may be lower than the percentage of class and percentage of total voting power of some other beneficial owners for whom a higher number of shares beneficially owned is reported. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Our calculation of the percentage of beneficial ownership is based on 131,635,435 shares of Common Stock outstanding as of June 24, 2021. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Hostess Brands, Inc., 7905 Quivira Road, Lenexa, Kansas 66215.

Name of Beneficial Owner	Shares of Class A common stock Beneficially Owned	Percentage Beneficially Owned
NEOs and Directors:
Andrew P. Callahan (1)	455,774	*
Brian T. Purcell (2)	20,255	*
Michael J. Cramer (3)	127,404	*
Jolyn J. Sebree (4)	86,970	*
Laurence Bodner (5)	41,693	*
Gretchen R. Crist (6)	23,042	*
Rachel P. Cullen (7)	9,002	*
Jerry D. Kaminski (8)	31,693	*
Ioannis Skoufalos (9)	10,537	*
Craig D. Steeneck (10)	49,293	*
Olu Beck (11)	1,213	*
Hugh G. Dineen (12)	1,213	*
All Directors and Executive Officers as a Group (16 persons)	957,017	*
5% Stockholders:
River Road Asset Management LLC (13)	14,223,876	10.8%
The Vanguard Group (14)	10,979,672	8.3%
Champlain Investment Partners, LLC (15)	10,652,320	8.1%

Name of Beneficial Owner	Shares of Class A common stock Beneficially Owned	Percentage Beneficially Owned
BlackRock Inc. (16)	10,425,354	7.9%
Dimensional Fund Advisors LP (17)	7,665,265	5.8%
Wellington Management Group LLP (18)	7,325,865	5.6%
Cardinal Capital Management, LLC (19)	7,289,836	5.5%

*	Less than 1% of the outstanding shares of common stock.
(1)	Consists of (i) 107,078 shares of Class A common stock and (ii) 348,696 options to purchase Class A common stock.
(2)	Consists of (i) 7,189 shares of Class A common stock and (ii) 13,066 options to purchase Class A common stock.
(3)

Consists of (i) 54,857 shares of Class A common stock held directly, (ii) 3,000 shares of Class A common stock held in an individual retirement account and (iii) 69,547 options to purchase Class A common stock.

(4)	Consists of (i) 27,779 shares of Class A common stock held directly and (ii) 59,191 options to purchase Class A common stock.
(5)	Consists of (i) 10,000 shares of Class A common stock and (ii) 31,693 RSUs representing the right to receive an equivalent number of shares of Class A common stock (“Deferred Stock”).
(6)	Consists of 23,042 shares of Deferred Stock.
(7)	Consists of 9,002 shares of Deferred Stock.
(8)	Consists of 31,693 shares of Deferred Stock.
(9)	Consists of 10,537 shares of Deferred Stock.
(10)	Consists of (i) 17,600 shares of Class A common stock and (ii) 31,693 shares of Deferred Stock.
(11)	Consists of 1,213 shares of Deferred Stock.
(12)	Consists of 1,213 shares of Deferred Stock.
(13)

Based solely on the statement on Schedule 13G/A filed by the beneficial owner on February 10, 2021. Includes 14,223,876 shares of which the reporting person has the sole power to dispose or direct the disposition and 10,461,639 shares of which the reporting person has the sole power to vote or direct the voting. The business address of River Road Asset Management, LLC is 462 S. 4th Street, Suite 2000, Louisville, KY 40202.

(14)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on February 10, 2021, 10,979,672 shares are beneficially owned by The Vanguard Group, Inc. (“Vanguard”), including 10,652,034 shares of Class A common stock of which Vanguard has sole dispositive power and securities held or managed by the following subsidiaries of Vanguard: Vanguard Asset Management, Limited; Vanguard Fiduciary Trust Company; Vanguard Global Advisors, LLC; Vanguard Group (Ireland) Limited; Vanguard Investments Australia Ltd; Vanguard Investments Hong Kong Limited; and Vanguard Investments UK, Limited. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(15)

Based solely upon the statement on Schedule 13G filed by the beneficial owner on February 12, 2021. Includes 10,652,320 shares of Class A common stock owned by funds advised by Champlain Investment Partners, LLC, including 10,652,320 shares of which the reporting person has the sole power to dispose or direct the disposition and 8,181,150 shares of which the reporting person has the sole power to vote or direct the voting. The business address of Champlain Investment Partners, LLC is 180 Battery Street, Burlington, VT 05401.

(16)

Based solely upon the statement on Schedule 13G/A filed by the beneficial owner on January 29, 2021. Includes (i) 10,008,473 shares of Class A common stock of which BlackRock, Inc. (“Black Rock”) has sole voting power, and (ii) 10,425,354 shares of Class A common stock of which BlackRock has sole dispositive power and securities held or managed by the following subsidiaries of BlackRock: BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited;

BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Japan Co., Ltd.; BlackRock (Luxembourg) S.A.; and BlackRock Investment Management (Australia) Limited. The business address of Blackrock is 55 East 52nd Street, New York, NY 10055.
(17)

Based solely on the statement on Schedule 13G filed by the beneficial owner on February 12, 2021. Includes 7,665,265 shares of Class A common stock owned by funds advised by Dimensional Fund Advisors LP, including 7,665,265 shares of which the reporting person has the sole power to dispose or direct the disposition and 7,339,067 shares of which the reporting person has the sole power to vote or direct the voting. The business address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(18)

Based solely upon information contained in Schedule 13G/A filed by the beneficial owner with the SEC on February 4, 2021. Includes (i) 7,325,865 shares of Class A common stock of which Wellington Management Group LLP has shared dispositive power, including 6,320,376 shares of Class A common stock of which Wellington Management Group LLP has shared voting power through one or more investment adviser subsidiaries. The business address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(19)

Based solely upon information contained in Schedule 13G filed by the beneficial owner with the SEC on February 16, 2021. Includes 7,289,836 shares of which the reporting person has the sole power to dispose or direct the disposition and 5,768,147 shares of which the reporting person has the sole power to vote or direct the voting. The business address of Cardinal Capital Management, LLC is Four Greenwich Office Park, Greenwich, Connecticut 06831.

APPRAISAL RIGHTS

Appraisal rights are not available to Registered Holders of Warrants in connection with the Warrant Amendments.

HOUSEHOLDING INFORMATION

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, certain Registered Holders of Public Warrants who have the same address and last name will receive only one copy of this Consent Solicitation Statement and any proxy materials that are delivered. A separate consent solicitation card for each Registered Holder of Public Warrants will be included in the printed materials. This procedure reduces our printing costs, mailing costs and fees. Upon written request, we will promptly deliver a separate copy of such materials to any holder of Public Warrants at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of such materials, please notify us by calling (816) 701-4600 or by sending a written request to our Secretary at 7905 Quivira Road, Lenexa, Kansas 66215. Street name holders of Public Warrants may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any proposal that a stockholder of our Company wishes to have included in the proxy statement in connection with our 2022 annual meeting of stockholders must be submitted to us no later than January 19, 2022.

In accordance with our current bylaws, stockholder proposals, including stockholder nominations for candidates for election as directors, that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending December 31, 2022 but not submitted for inclusion in the proxy statement for our 2022 annual meeting of stockholders pursuant to Rule 14a-8, must be received by us no earlier than February 28, 2022 and no later than March 30, 2022, unless we change the date of our 2022 annual meeting of stockholders more than 45 days before or after June 3, 2022, in which case stockholder proposals must be received by us not later than the close of business on the 10th day following the day on which we first make a public announcement of the date of such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals must include the specified information described in our bylaws and follow the procedures outlined in Rule 14a-8 under the Exchange Act.

Proposals and other items of business should be directed to the attention of the Secretary at our principal executive offices, 7905 Quivira Road, Lenexa, Kansas 66215.

WHERE YOU CAN FIND MORE INFORMATION

Through our investor relations website, www.hostessbrands.com under the “Investors” tab, we make available free of charge all of our SEC filings, including our proxy statements, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K, as well as Form 3, Form 4, and Form 5 reports of our directors, officers, and principal stockholders, together with amendments to these reports filed or furnished pursuant to Sections 13(a), 15(d), or 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our Secretary at our executive offices set forth in this Consent Solicitation Statement.

This Consent Solicitation Statement will also be available at:

https://www.hostessbrands.com/financial-reports beginning on July 9, 2021.

Our SEC filings can also be accessed through the SEC’s website, http://www.sec.gov.

The Common Stock and Public Warrants are listed on the Nasdaq Capital Market (“Nasdaq”), and reports and other information on the Company can be reviewed at the office of Nasdaq.

BY ORDER OF THE BOARD OF DIRECTORS,

Andrew P. Callahan
President and Chief Executive Officer

EXHIBIT A

WARRANT AMENDMENT

FORM OF AMENDMENT NO. 1 TO WARRANT AGREEMENT

HOSTESS BRANDS, INC. (f/k/a GORES HOLDINGS, INC.)

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

AMENDMENT NO. 1

Dated as of [            ], 2021

TO THE WARRANT AGREEMENT

Dated as of August 13, 2015

Amendment No. 1 (this “Amendment”), dated as of [            ], 2021, by and between Hostess Brands, Inc. (f/k/a Gores Holdings, Inc.), a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”) to that certain Warrant Agreement, dated as of August 13, 2015, by and between the Company and the Warrant Agent (the “Warrant Agreement”).

W I T N E S S E T H

WHEREAS, Section 9.8 of the Warrant Agreement provides that the Warrant Agreement may be amended with written consent of the Registered Holders of 65% of the then outstanding Public Warrants (the “Required Holders”);

WHEREAS, the Company and the Required Holders desire to enter into this Amendment to effect the amendments to the Warrant Agreement set forth herein;

WHEREAS, the Required Holders have delivered to the Company and the Warrant Holders consents of Registered Holders of at least sixty-five percent (65%) of the outstanding Public Warrants (the “Consents”) to amend the Warrant Agreement as set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.    Effectiveness. This Amendment shall become effective upon execution and delivery of this Amendment by the Warrant Agent and the Company, whereupon the Warrant Agreement shall be amended in accordance herewith.

2.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Warrant Agreement.

3.    Amendment to Section 2.5. Section 2.5 is hereby amended by deleting clause (i) of the first paragraph and renumbering the subsequent clauses thereof.

4.    Amendment to Section 3.2. Section 3.2 is hereby amended by amending and restating the following proviso as follows:

provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below~~, with respect to an effective registration statement~~.

5.    Amendment to Section 3.3.1. Section 3.3.1 is hereby amended and restated as follows:

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, together with (i) an election to purchase form, duly executed, electing to exercise such Warrants and (ii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised on a “cashless basis” as provided in subsection 3.3.1 (c) below and payment in full in cash in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent of any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) ~~in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent~~[Intentionally omitted];

(b) ~~in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last sale price of the shares of Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof~~ [Intentionally omitted];

(c) ~~with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or a Permitted Transferee,~~ with respect to any Warrant, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing X by B, where:

X = A multiplied by (B plus C minus D)

A = the number of shares of Common Stock underlying the Warrants

B = the Valuation Price

C = $0.25

D = the Warrant Price

Solely for purposes of this subsection 3.3.1(c):

“Valuation Price” shall equal the arithmetic average of the VWAP Prices on each day of the respective Valuation Period.

“Trading Day” means any day on which the Nasdaq Capital Market is open for trading.

“VWAP Price” on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “TWNK <EQUITY> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading on the Nasdaq Capital Market until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per ordinary share on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by us for this purpose).

“Valuation Period” for a Warrant shall be the period of 20 consecutive Trading Days beginning on and including the earlier of (i) the first Trading Day following the date on which notice of exercise of the Warrant is received by the Warrant Agent, and (ii) the date that is 21 scheduled Trading Days prior to the Expiration Date.

(d) ~~as provided in Section 7.4 hereof~~ [Intentionally omitted].

6.     Amendment to Section 3.3.2. Section 3.3.2 is hereby amended and restated as follows:

Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection ~~3.3.1(a)~~6.3), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, or such exercise may be made in accordance with Section 3(a)(9) of the Securities Act or another exemption ~~subject to the Company’s satisfying its obligations under Section 7.4.~~ No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the Registered Holder of the Warrants. In the event that the condition~~s~~ in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the shares of Common Stock underlying such Unit. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Common Stock (i.e., only an even number of Warrants may be exercised at any given time by a Registered Holder). ~~The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4.~~ If, by reason of any exercise of warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

7.     Amendment to Section 4.1.2. Section 4.1.2 is hereby amended by replacing “Board” with “board of directors (the “Board”)”.

8.     Amendment to Section 6.1. Section 6.1 is hereby amended and restated as follows:

Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Common Stock reported has been at least $24.00 per share (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given. ~~and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1~~

9.     Amendment to Section 6.3. Section 6.3 is hereby amended and restated as follows:

Exercise After Notice of Redemption. The Warrants may be exercised, (i) for cash in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent ~~(~~or (ii) on a “cashless basis” in accordance with subsection 3.3.1~~(b)~~(c) of this Agreement~~)~~ at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. ~~In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 3.3.1(b) hereof) in such case.~~ On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

10.    Amendment to Section 7.4.1. Section 7.4.1 is hereby amended and restated as follows:

Registration of Shares of Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its best efforts to file with the Commission a registration statement for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. ~~If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.~~

11.    Deletion of Section 7.4.2. Section 7.4.2 is hereby deleted in its entirety.

12.    Amendment. In the event of a conflict or inconsistency between the Warrant Agreement and this Amendment, the provisions of this Amendment shall control.

13.    Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

14.    Applicable Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

15.    Persons Having Rights under this Amendment. Nothing in this Amendment shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Amendment or the Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Amendment or the Warrant Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

16.    Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.    Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

18.    Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date first above written.

HOSTESS BRANDS, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Signature Page to Amendment No. 1 to Warrant Agreement

Annex A

HOSTESS BRANDS, INC.

Consent Solicitation for Warrantholders

This consent form must be received by July 23, 2021

This written consent is solicited by the Board of Directors

The board of directors of Hostess Brands, Inc. (the “Company”) has determined that you will have up until July 23, 2021, in each case, to return your written consent. Any written consent not returned will have the same effect as a consent returned that elects to “WITHHOLD CONSENT” on the proposals. Any warrantholder that-signs, dates and returns this consent but does not indicate whether such warrantholder consents, withholds consent or abstains from any particular proposal will be deemed to have elected to “CONSENT” to such proposal in accordance with the recommendation of the board of directors of the Company. Please note that if you submit a properly executed written consent, then your public warrants will be voted in favor of the proposed Warrant Amendments, so long as we receive your consent no later than July 23, 2021, and on or before the date on which written consents signed by a sufficient number of registered holders of public warrants are delivered to the Company. The board of directors may extend the deadline to receive written consents in its sole discretion.

The undersigned, being a holder of record of public warrants issued by Hostess Brands, Inc. as of July 6, 2021 hereby acknowledges receipt of the Company’s Consent Solicitation Statement dated July 7, 2021 and hereby approves the Warrant Amendments attached as Exhibit A to the Consent Solicitation Statement.

Please mark, sign, date and return this consent promptly, using the enclosed envelope.

(Continued and to be marked, dated and signed below)

Please mark vote as indicated in this example

WITHHOLD	CONSENT	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS WARRANTHOLDERS CONSENT TO THE FOLLOWING AMENDMENTS:

To approve amendments to that certain Warrant Agreement, dated as of August 13, 2015, between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which amendments provide, among other things, that, upon exercise, the Warrant Price (as defined in the Consent Solicitation Statement) shall be payable through a cashless exercise by surrendering the Public Warrants for that number of shares of Class A common stock, par value $0.0001 per share (“Common Stock”), equal to the quotient obtained by dividing (x) the product of (A) the number of shares of Common Stock underlying the Warrants, multiplied by (B+C-D), where (B) is the Valuation Price (as defined in the Consent Solicitation Statement), (C) is $0.25 and (D) is the Warrant Price by (y) the Valuation Price (such amendments, the “Warrant Amendments”), a copy of which is attached to the Consent Solicitation Statement as Exhibit A.

[print name of record warrant holder]	[signature of record warrant holder]

Title or authority of authorized person, if applicable	[signature, of additional record warrant holder, if held jointly]

	Date:	2021

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized signatory.

Annex B

Selected Quarterly Report Sections

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

These excerpts from the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 (the “Form 10-Q” or “Quarterly Report”)) contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. All statements contained in this Quarterly Report other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. Statements that constitute forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing events and developments that we expect or anticipate will occur are also considered forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. It is routine for our internal projections and expectations to change throughout the year, and any forward-looking statements based upon these projections or expectations may change prior to the end of the next quarter or year. Readers of the information set forth herein are cautioned not to place undue reliance on any such forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified under “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2020 and in the Quarterly Report, as updated by subsequent filings. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, amounts in thousands, except shares and per share data)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$197,846	$173,034
Accounts receivable, net	159,492	125,550
Inventories	52,144	49,348
Prepaids and other current assets	8,468	21,614

Total current assets	417,950	369,546
Property and equipment, net	306,995	303,959
Intangible assets, net	1,962,025	1,967,903
Goodwill	706,615	706,615
Other assets, net	17,166	17,446

Total assets	$3,410,751	$3,365,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$13,508	$13,811
Tax receivable agreement payments payable within one year	10,200	11,800
Accounts payable	76,106	61,428
Customer trade allowances	47,514	46,779
Warrant liabilities	785	861
Accrued expenses and other current liabilities	38,855	55,715

Total current liabilities	186,968	190,394
Long-term debt and lease obligations	1,110,101	1,113,037
Tax receivable agreement obligations	144,744	144,744
Deferred tax liability	303,880	295,009
Other long-term liabilities	1,575	1,560

Total liabilities	1,747,268	1,744,744

Commitments and Contingencies (Note 10)

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 131,184,826 and 130,347,464 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	13	13
Additional paid in capital	1,290,882	1,281,018
Accumulated other comprehensive loss	(4,245)	(10,407)
Retained earnings	382,833	356,101
Treasury stock	(6,000)	(6,000)

Stockholders’ equity	1,663,483	1,620,725

Total liabilities and stockholders’ equity	$3,410,751	$3,365,469

See accompanying notes to the unaudited consolidated financial statements.

HOSTESS BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net revenue	$265,421	$243,485
Cost of goods sold	169,902	164,148

Gross profit	95,519	79,337

Operating costs and expenses:
Advertising and marketing	11,781	10,063
Selling expense	8,630	18,120
General and administrative	22,185	25,195
Amortization of customer relationships	5,878	6,484
Business combination transaction costs	—	4,282
Other operating expense	—	27

Total operating costs and expenses	48,474	64,171

Operating income	47,045	15,166
Other expense (income):
Interest expense, net	10,017	11,725
Change in fair value of warrant liabilities	(76)	(79,100)
Other expense	363	553

Total other expense (income)	10,304	(66,822)

Income before income taxes	36,741	81,988
Income tax expense	10,009	248

Net income	26,732	81,740
Less: Net income attributable to the non-controlling interest	—	292

Net income attributable to Class A stockholders	$26,732	$81,448

Earnings per Class A share:
Basic	$0.20	$0.66
Diluted	$0.19	$0.02
Weighted-average shares outstanding:
Basic	130,839,313	123,123,656
Diluted	137,186,889	126,075,126

See accompanying notes to the unaudited consolidated financial statements.

HOSTESS BRANDS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net income	$26,732	$81,740
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swap designated as a cash flow hedge	7,060	(12,789)
Reclassification into net income	1,327	81
Income tax benefit (expense)	(2,225)	3,169

Comprehensive income	32,894	72,201
Less: Comprehensive loss attributed to non-controlling interest	—	(437)

Comprehensive income attributed to Class A stockholders	$32,894	$72,638

See accompanying notes to the unaudited consolidated financial statements.

HOSTESS BRANDS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited, amounts in thousands except share data)

	Class A Voting Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount				Shares	Amount
Balance — December 31, 2020	130,347	$13	$1,281,018	$(10,407)	$356,101	444	$(6,000)	$1,620,725
Comprehensive income	—	—	—	6,162	26,732	—	—	32,894
Share-based compensation	146	—	2,723	—	—	—	—	2,723
Exercise of employee stock options	20	—	262	—	—	—	—	262
Exercise of public warrants	672	—	7,722	—	—	—	—	7,722
Payment of taxes for employee stock awards	—	—	(843)	—	—	—	—	(843)
Reclassification of public warrants	—	—	—	—	—	—	—	—

Balance — March 31, 2021	131,185	$13	$1,290,882	$(4,245)	$382,833	444	$(6,000)	$1,663,483

	Class A Voting Common Stock		Class B Voting Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders’ Equity	Non- controlling Interest
	Shares	Amount	Shares	Amount
Balance — December 31, 2019	122,107	$12	8,411	$1	$1,123,805	$(756)	$251,425	$1,374,487	$94,432
Comprehensive income (loss)	—	—	—	—	—	(8,810)	81,448	72,638	(437)
Share-based compensation, net of income taxes of $103	106	—	—	—	2,180	—	—	2,180	—
Exchanges	969	—	(969)	—	11,819	(17)	—	11,802	(11,802)
Distributions	—	—	—	—	—	—	—	—	(1,613)
Exercise of employee stock options	2	—	—	—	153	—	—	153	—
Payment of taxes for employee stock awards	—	—	—	—	(1,004)	—	—	(1,004)	—
Exercise of public warrants	1	—	—	—	2	—	—	2	—
Tax receivable agreement arising from exchanges, net of income taxes of $1,341	—	—	—	—	(1,942)	—	—	(1,942)	—

Balance — March 31, 2020	123,185	$12	7,442	$1	$1,135,013	$(9,583)	$332,873	$1,458,316	$80,580

See accompanying notes to the unaudited consolidated financial statements.

HOSTESS BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, amounts in thousands)

	Three Months Ended
	March 31, 2021	March 31, 2020
Operating activities
Net income	$26,732	$81,740
Depreciation and amortization	12,691	12,821
Debt discount amortization	311	338
Change in fair value of warrant liabilities	(76)	(79,100)
Unrealized foreign exchange losses	123	286
Non-cash lease expense	329	590
Share-based compensation	2,723	2,077
Deferred taxes	6,646	(649)
Loss on sale of assets	—	27
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(34,204)	(17,463)
Inventories	(2,796)	5,180
Prepaids and other current assets	13,112	3,270
Accounts payable and accrued expenses	6,582	864
Customer trade allowances	680	3,161

Net cash provided by operating activities	32,853	13,142

Investing activities
Purchases of property and equipment	(10,251)	(11,323)
Acquisition of business, net of cash acquired	—	(318,427)
Acquisition and development of software assets	(634)	(1,793)

Net cash used in investing activities	(10,885)	(331,543)

Financing activities
Repayments of long-term debt and lease obligations	(2,792)	(2,792)
Proceeds from long-term debt origination, net of fees paid	—	136,888
Distributions to non-controlling interest	—	(1,614)
Tax payments related to issuance of shares to employees	(843)	(1,004)
Cash received from exercise of options and warrants	7,984	155
Payments on tax receivable agreement	(1,600)	(1,279)

Net cash used in financing activities	2,749	130,354

Effect of exchange rate changes on cash and cash equivalents	95	(873)
Net increase (decrease) in cash and cash equivalents	24,812	(188,920)
Cash and cash equivalents at beginning of period	173,034	285,087

Cash and cash equivalents at end of period	$197,846	$96,167

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$9,807	$10,758
Net taxes paid (refunded)	$(8,191)	$(586)
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$4,026	$2,014

See accompanying notes to the unaudited consolidated financial statements.

HOSTESS BRANDS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Description of Business

Hostess Brands, Inc. is a Delaware corporation headquartered in Lenexa, Kansas. The consolidated financial statements include the accounts of Hostess Brands, Inc. and its subsidiaries (collectively, the “Company”). The Company is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing snack products, including sweet baked goods, cookies and wafers in North America. The Hostess® brand dates back to 1919 when Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930.

Basis of Presentation

The Company’s operations are conducted through operating subsidiaries that are wholly-owned by the Company. The consolidated financial statements included herein have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned, majority-owned or controlled subsidiaries, collectively referred to as the Company.

For the periods presented, the Company has one reportable segment.

Adoption of New Accounting Standards

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting,” which provides practical expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The expedients and exceptions provided by the amendments in this update apply only to contracts, hedging relationships, and other transactions that reference the London interbank offered rate (“LIBOR”) or another reference rate expected to be discontinued as a result of reference rate reform. These amendments are not applicable to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. ASU No. 2020-04 is elective and effective as of March 12, 2020 through December 31, 2022 and may be applied to contract modifications and hedging relationships from the beginning of an interim period that includes or is subsequent to March 12, 2020, or prospectively from a date within an interim period that includes or is subsequent to March 12, 2020. Once elected, this ASU must be applied prospectively for all eligible contract modifications. We will adopt Topic 848 when our relevant contracts are modified upon transition to alternative reference rates. We do not expect our adoption of Topic 848 to have a material impact on our consolidated financial statements.

In December 2019, ASU 2019-12 “Income Taxes: Simplifying the Accounting for Income Taxes (Topic 740)” was issued. This ASU simplifies the accounting for certain income tax related items, including intraperiod tax allocations, deferred taxes related to foreign subsidiaries and step-up in tax basis of goodwill. The ASU is effective for fiscal years beginning after December 15, 2020 and early adoption is permitted. The company adopted the standard effective January 1, 2021. Adoption of Topic 740 did not have a material impact on the Company’s consolidated financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned or controlled subsidiaries (including those for which the Company is the primary beneficiary of a variable interest entity). All intercompany balances and transactions have been eliminated in consolidation.

HOSTESS BRANDS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and for the reported amounts of revenues and expenses during the reporting period. Management utilizes estimates, including, but not limited to, valuation and useful lives of tangible and intangible assets, valuation of expected future payments under the tax receivable agreement, and reserves for trade and promotional allowances. Actual results could differ from these estimates.

Accounts Receivable

Accounts receivable represents amounts invoiced to customers for performance obligations which have been satisfied. As of March 31, 2021 and December 31, 2020, the Company’s accounts receivable were $159.5 million and $125.6 million, respectively, which have been reduced by an allowance for damages occurring during shipment, quality claims and doubtful accounts in the amount of $3.5 million at both March 31, 2021 and December 31, 2020.

Inventories

Inventories are stated at the lower of cost or net-realizable value on a first-in first-out basis. Abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) are expensed in the period they are incurred.

The components of inventories are as follows:

(In thousands)	March 31, 2021	December 31, 2020
Ingredients and packaging	$24,557	$22,965
Finished goods	23,483	23,583
Inventory in transit to customers	4,104	2,800

	$52,144	$49,348

Software Costs

Capitalized software is included in “Other assets, net” in the consolidated balance sheets in the amount of $14.4 million and $14.7 million at March 31, 2021 and December 31, 2020, respectively. Capitalized software costs are amortized over their estimated useful life of five years commencing when such assets are ready for their intended use. Software amortization expense included in general and administrative operating expense was $0.9 million for the three months ended March 31, 2021, compared to $1.3 million for the three months ended March 31, 2020.

Disaggregation of Revenue

Net revenue consists of sales of packaged food products in the United States primarily within the Sweet Baked Goods category. The Company also sells products in the United States and Canada within the Cookies category.

HOSTESS BRANDS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The following tables disaggregate revenue by geographical market and category.

	Three Months Ended March 31, 2021
(In thousands)	Sweet Baked Goods	Cookies	Total
United States	$237,700	$23,803	$261,503
Canada	—	3,918	3,918

	$237,700	$27,721	$265,421

	Three Months Ended March 31, 2020
(In thousands)	Sweet Baked Goods	Cookies	Total
United States	$226,361	$13,307	$239,668
Canada	—	3,817	3,817

	$226,361	$17,124	$243,485

Concentrations

The Company has one customer (together with its affiliates) that accounted 20.5% and 21.1% of total net revenue for the three months ended March 31, 2021 and 2020, respectively.

Foreign Currency Remeasurement

Certain Voortman Cookies Limited (“Voortman”) sales and costs are denominated in the Canadian dollar (“CAD”). CAD transactions have been remeasured into U.S. dollars (“USD”) on the consolidated statement of operations using the average exchange rate for the reporting period. Balances expected to be settled in CAD have been remeasured into USD on the consolidated balance sheet using the exchange rate at the end of the period. The Company recognized losses on remeasurement of less than $0.1 million during both the three months ended March 31, 2021 and 2020, reported within other expense on the consolidated statement of operations.

2. Property and Equipment

Property and equipment consists of the following:

(In thousands)	March 31, 2021	December 31, 2020
Land and buildings	$61,594	$59,774
Right of use assets, operating	31,169	31,354
Machinery and equipment	265,615	255,821
Construction in progress	20,385	25,041

	378,763	371,990
Less accumulated depreciation and amortization	(71,768)	(68,031)

	$306,995	$303,959

Depreciation expense was $5.8 million for the three months ended March 31, 2021, compared to $5.0 million for the three months ended March 31, 2020.

HOSTESS BRANDS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

3. Accrued Expenses and Other Current Liabilities

Included in accrued expenses and other current liabilities are the following:

(In thousands)	March 31, 2021	December 31, 2020
Payroll, vacation and other compensation	$12,606	$9,886
Interest rate swap contract	5,307	13,694
Incentive compensation	5,216	16,199
Accrued interest	4,724	4,815
Other	11,002	11,121

	$38,855	$55,715

4. Debt and Lease Obligations

A summary of the carrying value of the debt and lease obligations is as follows:

(In thousands)	March 31, 2021	December 31, 2020
Term Loan (3.0% as of March 31, 2021)
Principal	$1,099,972	$1,102,763
Unamortized debt premium and issuance costs	(4,607)	(4,917)

	1,095,365	1,097,846
Lease obligations	28,244	29,002

Total debt and lease obligations	1,123,609	1,126,848
Less: Current portion of long term debt and lease obligations	(13,508)	(13,811)

Long-term portion	$1,110,101	$1,113,037

At March 31, 2021, minimum debt repayments under the term loan are due as follows:

(In thousands)
2021	$8,376
2022	11,167
2023	11,167
2024	11,167
2025	1,058,095

Leases

The Company entered into operating leases for certain properties which expire at various times through 2026. The Company determines if an arrangement is a lease at inception.

At March 31, 2021 and 2020, right of use assets related to operating leases are included in property and equipment, net on the consolidated balance sheet (see Note 2. Property and Equipment). As of March 31, 2021 and 2020, the Company has no outstanding financing leases. Lease liabilities for operating leases are included in the current and non-current portions of long-term debt and lease obligations on the consolidated balance sheet.

HOSTESS BRANDS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

The table below shows the composition of lease expenses:

	Three Months Ended
(In thousands)	March 31, 2021	March 31, 2020
Operating lease expense	1,653	1,795
Short-term lease expense	203	1,014
Variable lease expense	357	554

	$2,213	$3,363

5. Derivative Instruments

Warrants

As of March 31, 2021 and December 31, 2020, there were 52,594,188 and 53,936,776 public warrants outstanding, respectively, and 541,658 private placement warrants outstanding. Each warrant entitles its holder to purchase one-half of one share of Class A common stock at an exercise price of $5.75 per half share, to be exercised only for a whole number of shares of Class A common stock. The warrants expire on November 4, 2021, or earlier upon redemption or liquidation. The Company may call the outstanding public warrants for redemption at a price of $0.01 per warrant, if the last sale price of the Company’s common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending on the third business day before the Company sends the notice of redemption to the warrant holders. The private placement warrants, however, are nonredeemable so long as they are held by Gores Sponsor, LLC or its permitted transferees. The potential resale of the private placement warrants to the public warrants has been registered with the SEC. When sold to the public, the private placement warrants will become public warrants.

The warrant agreement contains a tender offer provision that when paired with a two-class equity structure causes all warrants to be precluded from equity classification. Subsequent to the collapse of the two-class structure in November 2020 when all remaining Class B shares were exchanged for Class A shares, the tender offer provision no longer precludes the public warrants from being equity-classified. As a result, the $68.0 million liability related to the public warrants was reclassified to equity in November 2020. There are provisions specific to the private warrants which cause them to continue to be liability-classified subsequent to the exchange. As of March 31, 2021, the outstanding private warrants remain liability classified and subject to fair value measurement. The value of the each public warrant up until they were no longer classified as liabilities was based on the public trading price of warrant (Level 1 fair value measure). The fair value of each private warrant was evaluated and determined to be substantially the same as that of a public warrant and therefore considered to be a Level 2 fair value measure. The fair value of the warrants is measured on a recurring basis by comparison to available market information. Gains and losses related to the warrants are reflected in the change in fair value of warrant liabilities in the consolidated statement of operations.

The Company entered into interest rate swap contracts with counter parties to make a series of payments based on fixed rates ranging from 1.11% to 1.78% and receive a series of payments based on the greater of LIBOR or 0.75%. Both the fixed and floating payment streams are based on the March 31, 2021 notional amount of $700 million reducing by $100 million each year, until $500 million remains outstanding through August 2025. The Company entered into these transactions to reduce its exposure to changes in cash flows associated with its variable rate debt and has designated these derivatives as cash flow hedges. At March 31, 2021, the effective fixed interest rate on the long-term debt hedged by these contracts ranged from 3.76% to 4.03%.

To reduce the effect of fluctuations in CAD denominated expenses relative to their US dollar equivalents originating from its Canadian operations, the Company entered into CAD purchase contracts. The contracts

HOSTESS BRANDS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

provide for the Company to sell a total of $8.6 million USD for $11.0 million CAD at varying defined settlement dates through the end of 2021. The Company has designated these contracts as cash flow hedges.

In connection with the agreement to purchase Voortman, the Company entered into a deal-contingent foreign currency contract to hedge the $440 million CAD forecasted purchase price and a portion of the subsequent expected conversion costs. The contract was settled in cash following the completion of the purchase on January 3, 2020.

A summary of the fair value of interest rate and foreign currency instruments is as follows:

(In thousands)		March 31, 2021	December 31, 2020
Liability derivatives	Location
Interest rate swap contracts (1)	Accrued expenses	$5,307	$13,688
Foreign currency contracts (2)	Accrued expenses	$—	$6

		$5,307	$13,694

(1)

The fair values of these contracts are measured on a recurring basis by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves (Level 2).

(2)	The fair values of foreign currency contracts are measure on a recurring basis by comparison to available market information on similar contracts (Level 2).

A summary of the gains and losses related to interest rate and foreign currency instruments in the consolidated statement of operations is as follows:

		Three Months Ended
(In thousands)		March 31, 2021	March 31, 2020
Gain on derivative contracts designated as cash flow hedges	Location
Interest rate swap contracts	Interest expense, net	$1,327	$81

Loss on other derivative contracts	Location
Foreign currency contracts	Other expense	$—	$(255)

6. Earnings per Share

Basic earnings per share is calculated by dividing net income attributable to the Company’s Class A stockholders for the period by the weighted average number of shares of Class A common stock outstanding for the period excluding non-vested share-based awards. In computing diluted earnings per share, basic earnings per share is adjusted for the assumed issuance of all applicable potentially dilutive share-based awards including public and private placement warrants, RSUs and stock options.

HOSTESS BRANDS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Below are basic and diluted net income per share:

	Three Months Ended
	March 31, 2021	March 31, 2020
Numerator:
Net income attributable to Class A stockholders (in thousands) — basic	$26,732	$81,448
Less: Change in fair value of warrant liabilities	(76)	(79,100)

Numerator — diluted	26,656	2,348
Denominator:
Weighted-average Class A shares outstanding — basic	130,839,313	123,123,656
Dilutive effect of warrants	5,830,238	2,662,441
Dilutive effect of RSUs	414,314	289,029
Dilutive effect of stock options	103,024	—

Weighted-average shares outstanding — diluted	137,186,889	126,075,126

Net income per Class A share — basic	$0.20	$0.66

Net income per Class A share — diluted	$0.19	$0.02

For warrants that are liability-classified, during periods when the impact would be dilutive, the Company assumes share settlement of the instruments as of the beginning of the reporting period and adjusts the numerator to remove the change in fair value of the warrant liability and adjusts the denominator to include the dilutive shares calculated using the treasury stock method.

For the three months ended March 31, 2021 and 2020, there were 123,998 and 523,643 stock options that were excluded from the computation of diluted weighted average shares because the effect was anti-dilutive.

7. Income Taxes

The Company is subject to U.S. federal, state and local income taxes as well as Canadian income tax on its controlled foreign subsidiaries. The income tax provision is determined based on the estimated full year effective tax rate, adjusted for infrequent or unusual items, which are recognized on a discrete basis in the period they occur. The Company’s estimated annual effective tax rate is approximately 27% prior to taking into account any discrete items.

The effective tax rate was 27.2% and 0.3% for the three months ended March 31, 2021 and 2020, respectively. The effective tax rate for the three months ended March 31, 2021 aligned with the Company’s estimated annual effective rate. The increase in tax rate is primarily attributed to the $79.1 million change in fair value of warrant liabilities in the prior-year period, which is a non-taxable gain. The effective rate was also impacted by the removal of the non-controlling interest in the current-year period and a write-off of deferred taxes in the prior-year period related to Voortman. As of March 31, 2021 and December 31, 2020, prepaid income taxes were $0.9 million and $12.3 million, respectively.

HOSTESS BRANDS, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

8. Tax Receivable Agreement Obligations

The following table summarizes activity related to the Tax Receivable Agreement for the three months ended March 31, 2021:

(In thousands)
Balance December 31, 2020	$156,544
Payments	(1,600)

Balance March 31, 2021	$154,944

As of March 31, 2021 the future expected payments under the tax receivable agreement are as follows:

(In thousands)
2021	$10,200
2022	9,000
2023	9,700
2024	9,900
2025	9,800
Thereafter	106,344

9. Commitments and Contingencies

Liabilities related to legal proceedings are recorded when it is probable that a liability has been incurred and the associated amount can be reasonably estimated. Where the estimated amount of loss is within a range of amounts and no amount within the range is a better estimate than any other amount, the minimum amount is accrued. As additional information becomes available, potential liabilities are reassessed and the estimates revised, if necessary. Any accrued liabilities are subject to change in the future based on new developments in each matter, or changes in circumstances, which could have a material effect on the Company’s financial condition and results of operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and capital resources of Hostess Brands, Inc. This discussion should be read in conjunction with our unaudited consolidated financial statements and notes thereto included herein, and our audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K/A for the year ended December 31, 2020. The terms “our”, “we,” “us,” and “Company” as used herein refer to Hostess Brands, Inc. and its consolidated subsidiaries.

Overview

We are a leading North America packaged food company which produces several types of sweet baked goods (“SBG”) as well as cookie and wafer products. Our direct-to-warehouse (“DTW”) product distribution system allows us to deliver to our customers’ warehouses. Our customers in turn distribute to the retail stores.

Hostess® is the second leading brand by market share within the SBG category, according to Nielsen U.S. total universe. For the 13-week period ended April 3, 2021, our branded SBG products (which include Hostess®, Dolly Madison®, Cloverhill® and Big Texas®) market share was 20.7% per Nielsen’s U.S. SBG category data.

Factors Impacting Recent Results

Acquisition

On January 3, 2020, we completed the acquisition of all of the shares of the parent company of Voortman Cookies Limited (“Voortman”), a manufacturer of premium, branded wafers as well as sugar-free and specialty cookies. By adding the Voortman® brand, we expect to have greater growth opportunities provided by a more diverse portfolio of brands and products. Our consolidated statement of operations includes the operation of these assets from January 3, 2020 through March 31, 2021.

COVID-19

The acute and far-reaching impact of the COVID-19 pandemic and actions taken by governments to contain the spread of the virus have impacted our operations during the three months ended March 31, 2021 and 2020. As consumers prepared for extended stays at home, we experienced an increase in consumption during the first and second quarter, particularly in our multi-pack products sold through grocery and mass retailer channels. Conversely, we experienced lower consumption of single-serve products, which are often consumed away from home. This trend moderated during the remainder of 2020, and in the first quarter of 2021 we have experienced continued strong demand in our multi-pack products as well as an increase in our immediate consumption single-serve business as mobility increases. However, we cannot predict if these trends will sustain or reverse in future periods.

At the start of the pandemic, we established a task force to monitor the rapidly evolving situation and recommend risk mitigation actions as deemed necessary. To date, we have experienced minimal disruption to our supply chain or distribution network, including the supply of our ingredients, packaging or other sourced materials, though it is possible that more significant disruptions could occur if the COVID-19 pandemic continues to impact markets around the world. We are also working closely with all of our contract manufacturers, distributors and other external business partners. As a food producer, we are an essential service and our production and distribution facilities have continued to operate. To protect our employees and ensure continuity of operations, we have implemented additional security and sanitation measures in all of our facilities. We are monitoring our employees’ health and providing additional resources and protocols to enable effective social distancing and adherence to our stringent internal food safety guidelines, industry best practices and evolving CDC guidelines. Many non-production team members, including sales, marketing and corporate employees, are adhering to social distancing guidelines by working from home and reducing person-to-person contact while supporting our ability to bring products to consumers.

Starting in late 2020, several vaccines have been authorized for use against COVID-19 in the United States and internationally. As a result of the distribution of these vaccines, various federal state and local governments have begun to ease the movement restrictions and initiatives while continuing to require social distancing and face mask protocols. However, uncertainty continues to exist regarding the severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and deployment, potential variants of COVID-19, and the effect of actions taken and that will be taken to contain COVID-19 or treat its effect, among others.

Under the provisions of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, we were able to defer the payment of $5.6 million of 2020 employer payroll taxes until the second quarter of 2021. Apart from this deferral and their impact on the general economy, including the labor market and consumer demand, neither the CARES Act, the American Rescue Plan enacted in the first quarter of 2021, nor any other government program intended to address COVID-19 had any material impact on our consolidated financial statements for the three months ended March 31, 2021 or 2020. We continue to monitor any effects that may result from the CARES Act and other stimulus programs.

Operating Results

	Three Months Ended
(In thousands, except per share data)	March 31, 2021	March 31, 2020
Net revenue	$265,421	$243,485
Gross profit	95,519	79,337
As a % of net revenue	36.0%	32.6%
Operating costs and expenses	$48,474	$64,171
Operating income	47,045	15,166
Other (income) expense	10,304	(66,822)
Income tax expense	10,009	248
Net income	26,732	81,740
Net income attributable to Class A stockholders	26,732	81,448

Earnings per Class A share:
Basic	0.20	0.66
Diluted	0.19	0.02

Results of Operations

Net Revenue

Net revenue for the three months ended March 31, 2021 was $265.4 million, an increase of 9.0%, or $21.9 million, compared to $243.5 million for the three months ended March 31, 2020. Sweet baked goods net revenue increased $11.3 million, primarily driven by higher volume of core Hostess® branded products partially offset by lower sales of private label and non-Hostess® branded products. Cookies net revenue increased $10.6 million due to the strong demand and expanded distribution of Voortman® branded products following the transition of the Voortman business to the warehouse distribution model during the first quarter of 2020.

Gross Profit

Gross profit for the three months ended March 31, 2021 was $95.5 million, or 36.0% of net revenue, compared to $79.3 million, or 32.6% of net revenue for the three months ended March 31, 2020. The increase was driven primarily by higher volume of Hostess® branded products and favorable mix. Additionally, the increase was driven by the realization of Voortman synergies and productivity efficiencies as the Voortman business was not yet transitioned to the warehouse distribution model and fully integrated in the first quarter of 2020.

Operating Costs and Expenses

Operating costs and expenses for the three months ended March 31, 2021 were $48.5 million, compared to $64.2 million for the three months ended March 31, 2020. The decrease was primarily attributed to prior year expenses incurred for the integration and conversion of Voortman’s operations and the realization of operating cost synergies.

Other (Income) Expense

Other expense for the three months ended March 31, 2021 was $10.3 million compared to other income of $66.8 million for the three months ended March 31, 2020 primarily as a result of the $79.1 million gain on change in fair value of our liability-classified warrants in the three months ended March 31, 2020. Interest expense on our term loans was $9.7 million and $11.5 million for the three months ended March 31, 2021 and 2020, respectively. Interest expense on our term loan decreased in the current year due to the fluctuations in LIBOR.

Income Taxes

Our effective tax rate for the three months ended March 31, 2021 was 27.2% compared to 0.3% for the three months ended March 31, 2020. The increase in tax rate is primarily attributed to the $79.1 million change in fair value of warrant liabilities in the prior-year period, which is a non-taxable gain. The effective rate was also impacted by the removal of the non-controlling interest in the current-year period and a write-off of deferred taxes in the prior-year period related to Voortman.

Liquidity and Capital Resources

Our primary sources of liquidity are from cash on hand, future cash flow generated from operations, and availability under our revolving credit agreement (“Revolver”). We believe that cash flows from operations and the current cash and cash equivalents on the balance sheet will be sufficient to satisfy the anticipated cash requirements associated with our existing operations for at least the next 12 months. Our future cash requirements include the purchase commitments for certain raw materials and packaging used in our productions process, scheduled rent on leased facilities, scheduled debt service payments on our term loan and settlements on related interest rate swap contracts, payments on our Tax Receivable Agreement, settlements on our outstanding foreign currency contracts and outstanding purchase orders on capital projects.

Our ability to generate sufficient cash from our operating activities depends on our future performance, which is subject to general economic, political, financial, competitive and other factors beyond our control. In addition, our future acquisitions and other cash requirements could be higher than we currently expect as a result of various factors, including any expansion of our business that we undertake, including acquisitions. We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

We had working capital, excluding cash, as of March 31, 2021 and December 31, 2020 of $33.1 million and $6.1 million, respectively. We have the ability to borrow under the Revolver to meet obligations as they come due. As of March 31, 2021, we had approximately $94.5 million available for borrowing, net of letters of credit, under the Revolver.

Cash Flows from Operating Activities

Cash flows provided by operating activities for the three months ended March 31, 2021 and 2020 were $32.9 million and $13.1 million, respectively. Operating cash flow increased primarily due to the Voortman transition costs paid in 2020, partially offset by an increase in accounts receivable.

Cash Flows from Investing Activities

Cash used in investing activities for the three months ended March 31, 2021 and 2020 were $10.9 million and $331.5 million, respectively. During the three months ended March 31, 2020, we funded the CAD $423 million purchase price of Voortman with cash on hand and the proceeds from an incremental term loan on our existing credit facility. Cash used for purchase of property and equipment reflects continued innovation through investments in new bakery lines and equipment.

Cash Flows from Financing Activities

Cash flows from financing activities were $2.7 million and $130.4 million for the three months ended March 31, 2021 and 2020, respectively. Financing activity for the current year primarily consists of cash received from the exercise of warrants partially offset by regular debt service payments. During 2020, cash proceeds of $140.0 million from the incremental term loan used to finance the purchase of Voortman were offset by related charges of $3.1 million.

Long-Term Debt

As of March 31, 2021, $1,100.0 million aggregate principal amount of the Term Loan was outstanding and letters of credit worth up to $5.5 million aggregate principal amount were available, reducing the amount available under the Revolver. We had no outstanding borrowings under our Revolver as of March 31, 2021. As of March 31, 2021, we were in compliance with the covenants under the Term Loan and the Revolver.

Contractual Obligations and Commitments

There were no material changes, outside the ordinary course of business, in our outstanding contractual obligations from those disclosed within “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K/A for the year ended December 31, 2020.